Exhibit 99.1

NEWS RELEASE

Contact:Matthew Miller

717-257-9015

matthew.miller@midpennbank.com

FOR IMMEDIATE RELEASE

MID PENN BANCORP, INC. ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

(December 23, 2020) - Mid Penn Bancorp, Inc. (“Mid Penn”), parent company of the wholly-owned subsidiaries Mid Penn Bank and MPB Financial Services, Inc., is pleased to announce the appointment of Mr. Brian A. Hudson to its Board of Directors, effective January 27, 2021.  Most recently, Mr. Hudson was the Executive Director and Chief Executive Officer of the Pennsylvania Housing Finance Agency (“PHFA”), an agency whose mission is to address affordable housing finance through specialized financing programs at the federal, state and local levels.  In this capacity, Brian was responsible for the administration of the finances, personnel, activities and programs of the PHFA until his retirement in February, 2020.

Regarding his appointment, Mr. Hudson said, “I am excited for the opportunity to join a dynamic organization with a genuine commitment to its communities.  I have followed the growth and progress of Mid Penn over the years and look forward to serving on the Board.”

Mr. Hudson earned a bachelor’s degree in business administration from the Pennsylvania State University, is a Certified Public Accountant, a Chartered Global Management Accountant, and a

Certified Treasury Professional.  He currently serves as a Director and Audit Committee Chair of Erie Indemnity Company and serves as a Director for both the Community Development Trust and the Penn State Health Milton S. Hershey Medical Center.  Brian is Past President and former board member of the National Council of State Housing Agencies, is Past Chairman of the Commonwealth Cornerstone Group and previously served on the board of the National Housing Trust.  He has also served on the Federal Reserve Board Consumer Advisory Council and is former Director and Audit Committee Chair of the Federal Home Loan Bank of Pittsburgh.

“We are delighted that Brian has accepted a position on our Board of Directors. His professional credentials combined with his vast experience in both the public and private sectors will be a tremendous asset to our Company’s progression,” said Board Chairman, Robert C. Grubic.

President and CEO, Rory G. Ritrievi stated, “Mid Penn has always sought out the best and most qualified talent to serve on our Board.  Brian brings to our directorship a well-documented history of corporate governance experience, financial expertise, and commitment to the housing needs of all Pennsylvanians.  His track record of leading organizations that make a difference in peoples’ lives is inspiring, and we know that Brian’s addition to our Board will be immediately impactful.”

About Mid Penn Bank

Mid Penn Bancorp Inc. (NASDAQ: MPB), headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. Mid Penn Bank operates retail locations throughout the state of Pennsylvania and has total assets of more than $3 billion. Its footprint includes Berks, Bucks, Chester, Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Montgomery, Northumberland, Schuylkill and Westmoreland counties. The Bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.